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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                    Investor Contact:   Ned Maniscalco
                                                             (314) 982-1776

                                         Media Contact:      Jennifer Daniels
                                                             (941) 533-1148


                   PALEX AND IFCO ANNOUNCE MERGER AGREEMENT
    Combined Company Will Be Global Leader In Supply Chain Support Services

     HOUSTON--(BUSINESS WIRE)--March 30, 1999--PalEx, Inc. ("PalEx" or the "Company") (Nasdaq: PALX) and International Food Container Organization ("IFCO") announced today that they have executed a definitive agreement to merge their businesses. The combined entity, to be named IFCO Systems, will include IFCO's European, U.S., Asian and Latin American returnable packaging operations and PalEx's North American pallet and industrial container operations.

     The merger will create a leading global provider of supply chain support services, with expected 1999 revenues of approximately U.S. $550 million. The new company will own and manage the leading rental pool of returnable plastic containers ("RPCs") in Europe and the second largest rental pool of pallets in North America. It will also be the largest provider of new pallets and pallet and container reconditioning services in North America. The combined enterprise intends to accelerate the rollout of existing early-stage IFCO RPC pools in United States, Asia and Latin America. In addition, it plans to bundle other supply chain support services with the existing IFCO operations by designing and managing closed-loop logistics and materials handling systems for its customers.

     Sam Humphreys, Chairman of PalEx, said, "This merger will enable PalEx to participate in the dramatic growth opportunities presented by the global supply chain support market. By integrating innovative logistics with high returnable platforms and containers, we can increase the efficiency and reduce the cost of our customers' retail and industrial distribution activities."

     Christoph Schoeller, a founder and Managing Director of IFCO, added, "Our supply chain support system is proven in Europe and is experiencing strong growth. PalEx provides the logistical infrastructure for expanding that system in North America. The new company will have the expertise to extend the combined model worldwide and to
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expand our returnable packaging and services offerings. We intend to link our international operations into a global network providing environmentally-friendly supply chain solutions."

     Under the terms of the agreement, PalEx will merge into a new subsidiary of IFCO Systems. The outstanding shares of PalEx's common stock will be exchanged for common stock of IFCO Systems representing between 32 percent and 35 percent of its outstanding shares. The remaining shares of IFCO Systems will be owned by Schoeller Packaging Systems. A subsidiary of the General Electric Company will own a note convertible into shares of IFCO Systems. The merger will occur concurrently with an initial public offering of shares in IFCO Systems.

     IFCO owns and manages the leading RPC pool in Europe. It also has RPC operations in the U.S., Latin America and Japan. Started in 1992, the European pool now serves approximately 15,000 supermarket outlets in 15 countries in Europe. The pool, which now consists of approximately 50 million collapsible, reusable plastic containers, offers produce retailers and growers significant economic, logistical and environmental advantages over disposable packaging alternatives. IFCO leases the containers to produce growers, retrieves the empty containers from supermarket customers, washes and in some cases repairs the containers, and returns the cleaned containers to the growers. IFCO deploys the containers from a logistical system that includes 91 depots strategically located throughout Europe. Since 1993, IFCO's European revenues have grown from DM10 million to DM200 million in 1998, representing compound annual growth of 82 percent, all of which has been internally-generated.

     PalEx is North America's largest provider of new and recycled pallets and of reconditioned drums, with 71 facilities in 23 states in the U.S. and seven provinces in Canada. It owns and operates the second largest pallet rental pool in North America and is engaged in rental of industrial containers. PalEx reported revenues of $320 million in 1998.

     Christoph Schoeller will serve as Chairman of the Board of Directors of IFCO Systems, which will have joint headquarters in Houston, Texas and Munich, Germany. Martin Schoeller, a founder and Managing Director of IFCO, will serve as Chief Executive Officer and a member of the Board of Directors of the new company. Vance Maultsby, currently CEO of PalEx, will serve as IFCO Systems' Executive Vice President, Strategy and Finance. Jurgen Benz, currently CEO of IFCO GmbH, will serve as Executive Vice President, Marketing and Sales of IFCO Systems. The board of directors of the new enterprise is expected to consist initially of eight persons. Sam Humphreys, a managing
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director of the merchant banking firm Main Street Merchant Partners, and John
Drury, the CEO of solid waste company Waste Management, Inc., both current members of PalEx's board, will serve on the Board of Directors of IFCO Systems.

     The closing of the merger is subject to the approval of shareholders, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, completion of the IPO of IFCO Systems, and other customary conditions. The transaction is expected to be completed in the second or third quarter of 1999.

     This announcement may contain statements that may be deemed "forward-looking" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, risks associated with closing the announced merger according to its terms, integrating the combined companies and achieving their operational and growth objectives. These include, without limitation, changes in national or international politics and economics, currency exchange rate fluctuations, changes in capital and financial markets, and the ability of the combined companies to effectively integrate their operations. Management believes the assumptions reflected in these statements are reasonable, but there can be no assurance that actual results will not differ materially from these expectations. This announcement should be read in conjunction with the filings made by the Company with the Securities and Exchange Commission during 1997 and 1998 and the filings that will be made relating to the planned merger. These filings disclose risk factors and other information that could cause actual results to materially differ from management's expectations.